WCT Funds         1                             September 1, 1997
                                                                   EXHIBIT 6(II)
                                     FORM OF
                                    WCT FUNDS

                        ADMINISTRATIVE SERVICES AGREEMENT


              This Administrative Services Agreement is made as of this 1st day of September, 1997, between WCT Funds, a Massachusetts business trust (herein called the "Fund"), and Federated Services Company, a Delaware business trust (herein called "FSC").

              WHEREAS, the Fund is a Massachusetts business trust consisting of one or more portfolios, which operates as an open-end management investment company and will so register under the Investment Company Act of 1940; and

              WHEREAS, the Fund desires to retain FSC as its Administrator to provide it with Administrative Services (as herein defined), and FSC is willing to render such services;

              NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

     1. Appointment of Administrator. The Fund hereby appoints FSC as Administrator of the Fund on the terms and conditions set forth in this Agreement; and FSC hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in
           Section 5 hereof.

     2. Services and Duties. As Administrator, and subject to the supervision and control of the Fund's Board of Trustees, FSC will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Fund and each of its portfolios:

          (a) prepare, file, and maintain the Fund's governing documents and any amendments thereto, including the Declaration of Trust (which has already been prepared and filed), the By-laws and minutes of meetings of Trustees and shareholders;

           (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Fund and the Fund's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Fund to make a continuous offering of its shares;

               (c) prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, distributor, custodian, and transfer agent;

           (d) supervise the Fund's custodian in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Fund and of the declaration and payment of dividends and other distributions to shareholders;

               (e)  calculate  performance data of the Fund for dissemination to
                    information   services   covering  the  investment   company
                    industry;

           (f)      prepare and file the Fund's tax returns;

               (g) examine and review the operations of the Fund's custodian and transfer agent;

               (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;

               (i) perform internal audit examinations in accordance with a charter to be adopted by FSC and the Fund;

               (j) assist with the design, development, and operation of the Fund;

               (k) provide individuals reasonably acceptable to the Fund's Board of Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Trustees; and

               (l) consult with the Fund and its Board of Trustees on matters concerning the Fund and its affairs.

           The foregoing, along with any additional services that FSC shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the Fund's investment adviser, distributor, custodian, or transfer agent pursuant to their respective agreements with the Fund.

     3. Records. FSC shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Where applicable, such records shall be maintained by FSC for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Trust which are in the possession of FSC shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during FSC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by FSC to the Fund or the Fund's authorized representatives.

     4. Expenses. FSC shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Fund, including the compensation of FSC employees who serve as Trustees or officers of the Fund. The Fund shall be responsible for all other expenses incurred by FSC on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not FSC employees, and trade association dues.

               5. Compensation. For the Administrative Services provided, the Fund hereby agrees to pay and FSC hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual ------------ rate per portfolio of the Fund's shares, payable daily, as specified below:

                  Max. Admin.           Average Daily Net Assets
                       Fee                      of the Fund
                      .15%               on the first $250 million
                      .125%              on the next $250 million
                      .100%              on the next $250 million
                      .075%              on assets in excess of $750 million

            However, in no event shall the administrative fee received during any year of this Agreement be less than, or be paid at a rate less than would aggregate $75,000, per portfolio.

     6.    Responsibility of Administrator.

           (a) FSC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FSC shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FSC, who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of FSC hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FSC even though paid by FSC.

           (b) FSC shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions contained in this Section 6 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save FSC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FSC will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FSC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FSC and thereupon the Fund shall take over complete defense of the claim, and FSC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. FSC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FSC except with the Fund's written consent.

     7.    Duration and Termination.

           (a) The initial term of this Agreement shall commence on the date hereof, and extend for a period of three years following the first date upon which the Fund's initial portfolio has sufficient average daily net assets, such that FSC will begin to earn a sum not less than its minimum ("annualized") administrative fee per portfolio, pursuant to
                    Section 5 of this Agreement ("Initial Term").

           (b) During any term of this Agreement, each time the Fund adds a new portfolio, an additional term shall commence on the first date upon which the new portfolio has sufficient average daily net assets such that FSC will begin to earn a sum not less than its minimum ("annualized") administrative fee in connection with the New Portfolio pursuant to Section 5 of this Agreement ("Additional Term"). Such Additional Term shall extend to the later to occur of (i) the third anniversary of the commencement of the Additional Term, or
                    (ii) the expiration of the Initial Term.

           (c) During any term of this Agreement, each time the Fund adds a class of shares to any portfolio, an additional term shall commence on the later to occur of (i) the first date upon which the relevant portfolio has sufficient average daily net assets such that FSC will begin to earn a sum not less than its minimum ("annualized") administrative fee pursuant to Section 5 of this Agreement, or (ii) the effective date of the registration statement or post-effective amendment registering the new class of shares ("Class Term"). Such Class Term shall extend to the later to occur of (i) the third anniversary of the commencement of the Class Term, or
                    (ii) the expiration of the Initial Term.

               (d) Upon the expiration of any term, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than one year before the beginning of any such additional term.

               8. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, --------- discharge or termination is sought.

     9. Limitations of Liability of Trustees or Officers, Employees, Agents and Shareholders of the Fund. FSC is expressly put on notice of the limitation of liability as set forth in the Fund's Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in any case to the Fund and its assets and that FSC shall not seek satisfaction of any such obligations from the shareholders of the Fund, the Trustees, Officers, Employees or Agents of the Fund, or any of them.

     10. Limitations of Liability of Trustees and Shareholders of FSC. The execution and delivery of this Agreement have been authorized by the Trustees of FSC and signed by an authorized officer of FSC, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FSC, but bind only the trust property of FSC as provided in the Declaration of Trust of FSC.

     11. Notices. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund, to its investment adviser and to FSC at the following addresses: WCT Funds (Fund), Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President, and, West Coast Trust Company, Inc. (Adviser), 1000 Broadway, Suite 1100, Portland, Oregon 97205, Attention: President; and if delivered to FSC at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President.

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 6, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     13. Counterparts. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together ------------- constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


     WCT FUNDS



     By:
                                                 [Title]



     Attest:
                                               Secretary


     FEDERATED SERVICES COMPANY



     By:
                                                 [Title]



     Attest:
              Secretary